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                                   EXHIBIT 3.1

                                                               FILED NOV 21 1991
                                                               STATE OF COLORADO
                                                             DEPARTMENT OF STATE

                          ARTICLES OF INCORPORATION FOR
                            MARATHON MARKETING CORP.

Know All Men By These Presents:

That the undersigned incorporator, being a natural person of the age of eighteen
(18) years or more, and desiring to form a corporation under the laws of the State of Colorado, does hereby sign, verify and deliver in duplicate to the Secretary of State of Colorado these ARTICLES OF INCORPORATION.

ARTICLE I

The name of this corporation is Marathon Marketing Corp.

ARTICLE II

This corporation shall have perpetual existence.

ARTICLE III

The purpose for which this corporation is organized is to transact any lawful business for which corporations may be incorporated pursuant to the Colorado Corporation Code.

ARTICLE IV

This corporation is authorized to issue 40,000,000 shares of preferred stock, par value $.0001 and 200,000,000 shares of common stock of $.00001 par value.

ARTICLE V

The stockholders of any class of stock of the Company shall not have preemptive rights to subscribe to further shares of stock.

ARTICLE VI

Cumulative voting is not permitted in any election of directors.

ARTICLE VII

The street address of the initial registered office of this corporation is: 1529 Spruce Street, Suite 10, Boulder, Colorado 80302.

The name of the initial registered agent of this corporation at that address is:
Scott A. Deitler.

Either the registered office or the registered agent may be changed in the manner provided by law.

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ARTICLE VIII

This corporation shall have three directors initially. The number of directors may either be increased or diminished from time to time by the By-Laws. The name and address of the persons who are to serve as initial directors of this corporation until the first annual meeting of shareholders or until their successors are elected and qualified are:

Scott A. Deitler, 1529 Spruce Street, #10, Boulder, Colorado 80302 Barry D. Lindgren, 1355 Ithaca Drive, Boulder, Colorado 80303
Jay G. Garamone, 1529 Spruce Street, #10, Boulder, Colorado 80302

ARTICLE IX

The name and address of the person signing these Articles is: Scott A. Deitler, 1529 Spruce Street, #10, Boulder, Colorado 80302.

ARTICLE X

The power to adopt, amend or repeal the By-Laws shall be vested in the Board of Directors and the Shareholders.

IN WITNESS WHEREOF, the undersigned subscriber has executed these Articles of Incorporation THIS 6TH day of November, 1991.

/S/SCOTT A. DEITLER
--------------------
Scott A. Deitler

STATE OF COLORADO                                             COUNTY OF BOULDER

BEFORE ME, a notary public authorized to take acknowledgments in the State and County above-named, personally appeared Scott A. Deitler, known to me to be the person who executed the foregoing Articles of Incorporation, he acknowledged before me that he executed the same.

IN WITNESS WHEREOF, I have hereto set my hand and affixed my seal this 6th day of November, 1991.

/S/ LORI A. RIMIS

Notary Public
Commission Expires 12-6-93

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